CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Return Optimization Securities due 2019	$5,000,000	$644.00

Pricing Supplement No. 1,466 Registration Statement No. 333-178081 Dated June 17, 2014 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley $5,000,000 Return Optimization Securities
Linked to the FTSE EPRA/NAREIT Developed Europe Index due June 20, 2019
Principal at Risk Securities
Investment Description
These Return Optimization Securities (the “Securities”) Linked to the FTSE EPRA/NAREIT Developed Europe Index (the "Index") provide enhanced returns relative to the Index’s actual positive performance up to a Maximum Gain, but expose investors fully to the Index’s negative performance at maturity.  If the Index Return is positive, Morgan Stanley will repay the Principal Amount at maturity plus pay a return equal to 5 times the Index Return, up to the Maximum Gain of 75%.  If the Index Return is zero, Morgan Stanley will repay the full Principal Amount at maturity.  However, if the Index Return is negative, Morgan Stanley will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors that is proportionate to the negative Index Return.  These long-dated Securities are designed for investors who seek exposure to the Index with the features described herein and who are willing to incur a loss of some or all of their Principal Amount, forgo current income and forgo Index returns above the Maximum Gain.  Investing in the Securities involves significant risks.  Morgan Stanley will not pay any interest on the Securities.  You may lose up to your entire initial investment in the Securities.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Features	Key Dates
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive Index Return up to the Maximum Gain. If the Index Return is negative, investors will be fully exposed to the negative Index Return at maturity.

❑ Full Downside Market Exposure: If the Index Return is negative, investors will be exposed to the full downside performance of the Index and Morgan Stanley will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors that is proportionate to the negative Index Return. Accordingly, you may lose some or all of your Principal Amount. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
	Trade Date	June 17, 2014
	Settlement Date	June 20, 2014
	Final Valuation Date*	June 14, 2019
	Maturity Date*	June 20, 2019

*  Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF ANY PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.
Security Offering
We are offering Return Optimization Securities Linked to the FTSE EPRA/NAREIT Developed Europe Index.  The return on the Securities is limited by, and will be subject to, the predetermined Maximum Gain.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Index	Multiplier	Maximum Gain	Starting Level	CUSIP	ISIN
FTSE EPRA/NAREIT Developed Europe Index	5	75%	1,764.53	61761S505	US61761S5055

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.402 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$10.00	$0.25	$9.75
Total	$5,000,000	$125,000	$4,875,000
(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.25 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this pricing supplement.

(2)	See “Use of Proceeds and Hedging” on page 19.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement  and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Return Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated November 21, 2011 and the Morgan Stanley prospectus supplement dated November 21, 2011, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement  and prospectus is accurate as of any date other than the date on the front of this document.  If the terms contained in this pricing supplement differ from those contained in the prospectus supplement or prospectus, the terms contained in this pricing supplement will control.

The Issue Price of each Security is $10.  This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10.  We estimate that the value of each Security on the Trade Date is $9.402.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Index. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Index, instruments based on the Index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Multiplier and the Maximum Gain, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Index, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

t     You can tolerate the loss of all or a substantial portion of your investment, and you are willing to make an investment that has similar downside market risk as the Index.

t     You believe the Index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain.

t     You understand and accept that your potential return is limited by the Maximum Gain.

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

t     You are willing to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.

t     You do not seek current income from your investment and are willing to forego dividends paid on the constituent stocks of the Index.

t     You seek an investment with returns based on the performance of companies engaged in the ownership, disposal and development of income-producing real estate in certain European countries.

t     You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligation you may not receive any amounts due to you including any repayment of your principal.

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

t     You cannot tolerate the loss of all or a substantial portion of your investment, or you are not willing to make an investment that has similar downside market risk as the Index.

t     You seek an investment that guarantees a full return of principal at maturity.

t     You believe that the level of the Index will decline during the term of the Securities, or you believe the Index will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

t     You seek an investment that has unlimited return potential without a cap on appreciation.

t     You are unwilling to invest in the Securities with a Maximum Gain.

t     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.

t     You are unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t     You seek current income from this investment or prefer to receive the dividends paid on the constituent stocks of the Index.

t     You do not seek an investment with returns based on the performance of companies engaged in the ownership, disposal and development of income-producing real estate in certain European countries.

t     You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Final Terms	Investment Timeline

Issuer	Morgan Stanley
Issue Price (per Security)	$10.00
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities). The Payment at Maturity will be based on the Principal Amount per Security.
Term	5 years
Index	FTSE EPRA/NAREIT Developed Europe Index
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment at maturity linked to the performance of the Index during the term of the Securities.
If the Index Return is greater than zero, Morgan Stanley will pay you an amount equal to the lesser of:
$10 + ($10 × Index Return × Multiplier); and
$10 + ($10 × Maximum Gain).
If the Index Return is zero, Morgan Stanley will pay you the $10 Principal Amount.
If the Index Return is negative, Morgan Stanley will pay you an amount calculated as follows:
$10 + ($10 × Index Return)
In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Index Return.

Multiplier	5
Maximum Gain	75%
Index Return	Ending Level – Starting Level Starting Level
Starting Level	1,764.53, which is the Closing Level on the Trade Date.
Ending Level	The Closing Level on the Final Valuation Date
Final Valuation Date	June 14, 2019, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
CUSIP / ISIN	61761S505 / US61761S5055
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS.  THE SECURITIES DO NOT PAY INTEREST.  YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t
Your investment in the Securities may result in a loss of up to your entire initial investment in the Securities.  The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest or guarantee the payment of any of the Principal Amount at maturity. If the Index Return is negative, you will be fully exposed to the negative Index Return and Morgan Stanley will pay you less than your principal amount at maturity, resulting in a loss of principal that is proportionate to the decline in the Index from the Starting Level to the Ending Level.  Accordingly, you could lose the entire principal amount of the Securities.

t
The Multiplier applies only at maturity.  You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than 5 times the return of the Index at the time of sale even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and potentially earn up to the Maximum Gain only if you hold your Securities to maturity.

t
Appreciation potential is limited.  The appreciation potential of Securities is limited by the Maximum Gain of 75% (which corresponds to a maximum Payment at Maturity of $17.50 per Security).  Therefore, although the Multiplier enhances positive Index Returns, you will not benefit from any positive Index Return that, when multiplied by the Multiplier, exceeds the Maximum Gain.  As a result, any increase in the Ending Level over the Starting Level by more than 15% of the Starting Level will not further increase the return on the Securities.

t	No interest payments. Morgan Stanley will not make any interest payments with respect to the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
The market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o	the value of the Index at any time,

o	the volatility (frequency and magnitude of changes in value) of the Index,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index or stock markets generally and which may affect the Starting Level and/or the Ending Level,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your Securities prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above.  For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the value of the Index at the time of sale is at, below or not sufficiently above its Starting Level or if market interest rates rise.  You cannot predict the future performance of the Index based on its historical performance.  If the Index Return is negative, you will receive at maturity an amount that is less than the $10 Principal Amount of each Security by an amount proportionate to the negative Index Return.  Accordingly, you could lose up to your entire initial investment in the Securities.  There can be no assurance that there will be any positive Index Return so that you will receive at maturity an amount that is greater than the $10 Principal Amount for each Security you hold.

t
The Ending Level is not based on the level of the Index at any time other than the Final Valuation Date.  The Ending Level will be based on the Closing Level of the Index on the Final Valuation Date, subject to postponement for non-Index Business Days and certain Market Disruption Events.  Even if the level of the Index appreciates prior to the Final Valuation Date but then drops by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the level of the Index prior to such drop.  Although the actual level of the Index on the stated Maturity Date or at other times during the term of the Securities may be higher than the Ending Level, the Payment at Maturity will be based solely on the Closing Level of the Index on the Final Valuation Date as compared to the Starting Level.

t
The Securities are linked to the FTSE EPRA/NAREIT Developed Europe Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities. The Securities are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Although the equity securities included in the FTSE EPRA/NAREIT Developed Europe Index are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t
Investing in the Securities exposes investors to risks that are especially significant in the real estate industry.  The Securities are subject to certain risks applicable to the real estate industry.  The Index is designed to track the performance of listed real estate holding and development companies and Real Estate Investment Trusts (“REITS”) and is composed of companies that are engaged in the ownership, trading and development of income-producing real estate in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom (including the Channel Islands).  Therefore, the Securities are exposed to risks relating to the economies of these countries, risks of owning real estate directly and risks relating to the way in which real estate companies are organized and operated.  Real estate is highly sensitive to general and local economic conditions and developments, and is characterized by intense competition and periodic overbuilding.  Specific risks especially relevant to an investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, tax risk and regulatory risk.  Furthermore, because the Securities are linked to the level of an index that tracks the performance of companies in a single industry, they carry greater risk and may be more volatile than a security linked to the level of a broad-based index.  Any of these risks could adversely impact the value of the Securities

t
Investing in the Securities is not equivalent to investing in the Index or the stocks composing the Index.  Investing in the Securities is not equivalent to investing in the Index or the stocks that constitute the Index.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Index.  Investors in the Securities also will not participate in any appreciation of the Index that, when multiplied by the Multiplier, exceeds the Maximum Gain, which could be significant.

t
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t
The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities.  In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t
Adjustments to the Index could adversely affect the value of the Securities.  The index publisher of the Index is responsible for calculating and maintaining the Index. The index publisher may add, delete or substitute the stocks constituting the Index or make other methodological changes required by certain corporate events relating to the stocks constituting the Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Index.  The index publisher may discontinue or suspend calculation or publication of the Index at any time.  In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.  Any of these actions could adversely affect the value of the Index, and, consequently, the value of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Securities, including trading in the constituent stocks of the Index, in futures or options contracts on the Index or the constituent stocks of the Index, as well as in other instruments related to the Index.  MS & Co. and some of our other subsidiaries also trade the constituent stocks of the Index, in futures or options contracts on the constituent stocks of the Index, as well as in other instruments related to the Index, on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could have increased the Starting Level of the Index, and, therefore, could have increased the level at or above which the Index must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Level of the Index on the Final Valuation Date, and, accordingly, the amount of cash payable to an investor at maturity, if any.

t
Potential conflict of interest.  As Calculation Agent, MS & Co. has determined the Starting Level, will determine the Ending Level and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any.  Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Ending Level in the event of a discontinuance of the Index or a Market Disruption Event, may adversely affect the payout to you at maturity, if any.  In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates.  Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

t
Uncertain tax treatment.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

We will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as the “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended.  Due to the nature of the business activities of the issuers of the Underlying Shares, there is a significant possibility that one or more of the issuers of the Underlying Shares is or will become a PFIC.  If any issuer were so treated, certain adverse U.S. federal income tax consequences, including recharacterization of long-term capital gains as ordinary income, the imposition of an interest charge and annual reporting obligations, may apply to a U.S. Holder.  Even if the rules described in the preceding sentence do not apply to the Securities, if one or more of the issuers of the Underlying Shares is treated as a PFIC, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the Securities could be recharacterized as ordinary income (in which case an interest charge would be imposed).  U.S. Holders should read the section entitled “What Are the Tax Consequences of the Securities? – Tax Consequences to U.S. Holders” in this pricing supplement.  If you are a U.S. Holder, you should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC, including the potential application of the “constructive ownership” rule.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical.  They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Index relative to the Starting Level.  We cannot predict the Ending Level or the Closing Level of the Index on any other day.  You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index.  The numbers set forth in the examples below have been rounded for ease of analysis.  The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Principal Amount of Securities on a hypothetical offering of the Securities.

The following scenario analysis and examples assume a Starting Level of 1,700, and reflect the Maximum Gain of 75% and the Multiplier of 5.  The actual Starting Level is specified on the cover of this pricing supplement.

Example 1 — The level of the Index increases from a Starting Level of 1,700 to an Ending Level of 1,734.  The Index Return is calculated as follows:

(1,734 – 1,700) / 1,700 = 2%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Multiplier), and
(B) $10.00 + ($10.00 × Maximum Gain)
= the lesser of (A) $10.00 + ($10.00 × 2% × 5) and (B) $10.00 + ($10.00 × 75%)
= the lesser of (A) $10.00 + ($10.00 × 10%) and (B) $10.00 + ($10.00 × 75%)
=$10.00 + ($10.00 × 10%)
=$10.00 + $1.00
=$11.00

Because the Index Return of 2% multiplied by the Multiplier is less than the Maximum Gain of 75%, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you $11.00.

Example 2 — The level of the Index increases from a Starting Level of 1,700 to an Ending Level of 2,040.  The Index Return is calculated as follows:

(2,040 – 1,700) / 1,700 = 20%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Multiplier), and
(B) $10.00 + ($10.00 × Maximum Gain)
= the lesser of (A) $10.00 + ($10.00 × 20% × 5) and (B) $10.00 + ($10.00 × 75%)
= the lesser of (A) $10.00 + ($10.00 × 100%) and (B) $10.00 + ($10.00 × 75%)
=$10.00 + ($10.00 × 75%)
=$10.00 + $7.50
=$17.50

Because the Index Return of 20% multiplied by the Multiplier is greater than the Maximum Gain of 75%, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you $17.50, the maximum payment on the Securities.

Example 3 —The level of the Index decreases from a Starting Level of 1,700 to an Ending Level of 1,360.  The Index Return is calculated as follows:

(1,360 –  1,700) / 1,700 = -20%

Because the Index Return is negative, at maturity, for each $10.00 Principal Amount of Securities Morgan Stanley will pay less than the Principal Amount, resulting in a loss of principal that is proportionate to the negative Index Return, and the Payment at Maturity is calculated as follows:

  $10.00 + ($10.00 × Index Return)
=$10.00 + ($10.00 × -20%)
=$10.00 - $2.00
=$8.00

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities

Hypothetical Ending Level	Hypothetical Index Return	Hypothetical Payment at Maturity	Hypothetical Return on Securities(1)
3,400	100%	$17.50	75%
3,230	90%	$17.50	75%
3,060	80%	$17.50	75%
2,890	70%	$17.50	75%
2,720	60%	$17.50	75%
2,550	50%	$17.50	75%
2,380	40%	$17.50	75%
2,210	30%	$17.50	75%
2,040	20%	$17.50	75%
1,972	16%	$17.50	75%
1,955	15%	$17.50	75%
1,870	10%	$15.00	50%
1,785	5%	$12.50	25%
1,700	0%	$10.00	0%
1,615	-5%	$9.50	-5%
1,530	-10%	$9.00	-10%
1,360	-20%	$8.00	-20%
1,190	-30%	$7.00	-30%
1,020	-40%	$6.00	-40%
850	-50%	$5.00	-50%
680	-60%	$4.00	-60%
510	-70%	$3.00	-70%
340	-80%	$2.00	-80%
170	-90%	$1.00	-90%
0	-100%	$0	-100%

(1) The “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Security to the Issue Price of $10.00 per Security.

Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.  If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and
t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities, commodities or foreign currencies;
t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;
t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Subject to the discussions below concerning the potential application of the PFIC rules (as defined below) and the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the PFIC Rules.  We will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as the “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code.  Due to the nature of the business activities of the issuers of the Underlying Shares, there is a significant possibility that one or more of the issuers of the Underlying Shares is or will become a PFIC.  If any issuer were so treated, certain adverse U.S. federal income tax consequences under special tax rules applicable to holders of stock, or an option to acquire stock, of a PFIC (the “PFIC rules”), including recharacterization of long-term capital gains as ordinary income, the imposition of an interest charge and annual reporting obligations, may apply to a U.S. Holder.  If you are a U.S. Holder, you should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

Potential Application of the Constructive Ownership Rule. As discussed above, there is a significant possibility that one or more of the issuers of the Underlying Shares may be treated as a PFIC.  In such case, although the matter is not clear, there is a substantial risk that, even if the PFIC rules do not apply to the Securities, an investment in the Securities will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a PFIC.  If a Security is treated as a “constructive ownership transaction,” all or a portion of any gain recognized by a U.S. Holder in respect of a Security that would otherwise be treated as long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of a Security.  It is not clear how the “net underlying long-term capital gain” should be determined under Section 1260 of the Code in the case of an instrument, like a Security, linked to an underlying index that is rebalanced periodically.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities.  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or
t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below regarding backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

FTSE EPRA/NAREIT Developed Europe Index
The FTSE EPRA/NAREIT Developed Europe Index (the “Index”) is a sub-index of the FTSE EPRA/NAREIT Developed Index and a family of the FTSE EPRA/NAREIT Global Real Estate Index Series, and is calculated, maintained and published by the Financial Times Stock Exchange (“FTSE”) under the supervision of the FTSE EPRA/NAREIT Global Real Estate Index Supervisory Committee and Advisory Committee, whose membership include senior representatives of FTSE, the European Public Real Estate Association (“EPRA”) and the National Association of Real Estate Investment Trusts® (“NAREIT”).  The Index is a free-float adjusted index designed to track the performance of listed real estate holding and development companies and Real Estate Investment Trusts (“REITS”) and is composed of companies that are components of the FTSE EPRA/NAREIT Developed Index and that are engaged in the ownership, trading and development of income-producing real estate in the following European countries: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom (including the Channel Islands).  The component companies of the Index are selected pursuant to eligibility criteria designed by FTSE, EPRA and NAREIT.  87 companies were represented in the Index as of May 30, 2014.  As of May 30, 2014, the component companies of the Index represented approximately 15.56% of the market capitalization of the companies that make up the FTSE EPRA/NAREIT Developed Index.  The Index is reported by Bloomberg L.P. under the ticker symbol “EPRA.”

For additional information about the FTSE EPRA/NAREIT Developed Europe Index, see the information set forth in Annex A below.
Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the FTSE EPRA/NAREIT Developed Europe Index for each quarter in the period from January 1, 2008 through June 17, 2014.  The Closing Level of the FTSE EPRA/NAREIT Developed Europe Index on June 17, 2014 was 1,764.53.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical Closing Levels of the FTSE EPRA/NAREIT Developed Europe Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the FTSE EPRA/NAREIT Developed Europe Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	2,073.22	1,784.70	1,937.48
4/1/2008	6/30/2008	2,024.25	1,574.30	1,582.58
7/1/2008	9/30/2008	1,675.32	1,426.90	1,496.13
10/1/2008	12/31/2008	1,500.49	913.60	975.13
1/1/2009	3/31/2009	1,106.72	689.08	814.10
4/1/2009	6/30/2009	1,041.75	834.39	946.55
7/1/2009	9/30/2009	1,283.30	911.68	1,215.54
10/1/2009	12/31/2009	1,306.66	1,181.95	1,256.52
1/1/2010	3/31/2010	1,298.28	1,195.66	1,293.37
4/1/2010	6/30/2010	1,315.51	1,086.03	1,173.77
7/1/2010	9/30/2010	1,351.93	1,138.35	1,344.66
10/1/2010	12/31/2010	1,408.64	1,300.96	1,403.24
1/1/2011	3/31/2011	1,460.52	1,364.31	1,435.78
4/1/2011	6/30/2011	1,508.24	1,410.48	1,472.39
7/1/2011	9/30/2011	1,498.50	1,177.97	1,215.72
10/1/2011	12/31/2011	1,294.56	1,121.56	1,217.95
1/1/2012	3/31/2012	1,372.78	1,179.68	1,329.46
4/1/2012	6/30/2012	1,334.70	1,259.14	1,325.81
7/1/2012	9/30/2012	1,447.42	1,352.60	1,397.69
10/1/2012	12/31/2012	1,507.17	1,400.43	1,493.15
1/1/2013	3/31/2013	1,520.29	1,446.19	1,486.14
4/1/2013	6/30/2013	1,661.50	1,404.88	1,460.69
7/1/2013	9/30/2013	1,552.39	1,453.86	1,538.69
10/1/2013	12/31/2013	1,612.56	1,515.28	1,594.90
1/1/2014	3/31/2014	1,731.54	1,573.98	1,679.33
4/1/2014	6/17/2014*	1,825.63	1,670.49	1,764.53

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the FTSE EPRA/NAREIT Developed Europe Index from January 1, 2008 through June 17, 2014, based on information from Bloomberg.  Past performance of the FTSE EPRA/NAREIT Developed Europe Index is not indicative of the future performance of the FTSE EPRA/NAREIT Developed Europe Index.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

t
“Closing Level” means, on any Index Business Day for the Index, the closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the index publisher.  In certain circumstances, the Closing Level will be based on the alternate calculation of the Index as described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

t
“Index Business Day” means a day, for the Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“Market Disruption Event” means, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)
(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Index (orthe Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hourperiod preceding the close of the principal trading session on such Relevant Exchange; or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported tradingprices for stocks then constituting 20 percent or more of the value of the Index (or the Successor Index) during the last one-half hourpreceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or optionscontracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)      a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t
“Relevant Exchange” means, with respect to the Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Index Business Day or if a Market Disruption Event with respect to the Index occurs on such date, the Closing Level for such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred; provided that the Closing Level with respect to the Final Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Final Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Level of the Index on such date in accordance with the formula for calculating such Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Index; Alteration of Method of Calculation

If the index publisher of the Index discontinues publication of the Index and the index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Level of the Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Closing Level is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the index publisher discontinues publication of the Index prior to, and such discontinuance is continuing on the Final Valuation Date or the date of acceleration, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Level of the Index for each such date.  The Closing Level of the Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Final Valuation Date or date of acceleration of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or Successor Index, or the value thereof, is changed in a material respect, or if the Index or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Closing Level with reference to the Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Starting Level, the Ending Level, the Index Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Ending Level or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we hedged our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the constituent stocks of the Index and in futures or options contracts on the Index or the constituent stocks of the Index.  Such purchase activity could have increased the Starting Level, and, therefore, could have increased the level at or above which the Index must close on the Final Valuation Date so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Valuation Date, by purchasing and selling the constituent stocks of the Index, futures or options contracts on the Index or the constituent stocks of the Index, as well as other instruments related to the Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date.  We cannot give any assurance that our hedging activities will not affect the level of the Index, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.25 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Annex A: Index Description

The FTSE EPRA/NAREIT Developed Europe Index

The FTSE EPRA/NAREIT Developed Europe Index (the “Index”) is a sub-index of the FTSE EPRA/NAREIT Developed Index and a family of the FTSE EPRA/NAREIT Global Real Estate Index Series, and is calculated, maintained and published by the Financial Times Stock Exchange (“FTSE”) under the supervision of the FTSE EPRA/NAREIT Global Real Estate Index Supervisory Committee and Advisory Committee, whose membership include senior representatives of FTSE, the European Public Real Estate Association (“EPRA”) and the National Association of Real Estate Investment Trusts® (“NAREIT”).  The Index is a free-float adjusted index designed to track the performance of listed real estate holding and development companies and Real Estate Investment Trusts (“REITS”) and is composed of companies that are components of the FTSE EPRA/NAREIT Developed Index and that are engaged in the ownership, trading and development of income-producing real estate in the following European countries: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom (including the Channel Islands).  The component companies of the Index are selected pursuant to eligibility criteria designed by FTSE, EPRA and NAREIT.  87 companies were represented in the Index as of May 30, 2014.  As of May 30, 2014, the component companies of the Index represented approximately 15.56% of the market capitalization of the companies that make up the FTSE EPRA/NAREIT Developed Index.  The Index is reported by Bloomberg L.P. under the ticker symbol “EPRA.”

The base value of the Index was set as 100 at the close of trading on December 31, 1999.  The Index is calculated on a real-time basis in the Eurozone euro.  Both capital return (no reinvestment of dividends) and total return values (with dividends reinvested) are provided for the Index, and the Securities will be linked to the capital return values.

Index Calculation

The performance of the Index on a given day is determined by calculating the percentage difference between (a) the market capitalization of the Index at the close of that day and (b) the market capitalization of such Index at the close of the previous day, adjusted for capital changes, investability weight changes, additions and deletions.

The general rule for calculating the required adjustment following capital changes is:
Adjustment = Last price [(total number of shares now in issue × adjustment factor) - previous number of shares in issue]

The "adjustment factor" represents the adjustment to historic prices required to maintain comparability with current prices in the event of corporate actions such as rights issue, reverse split and new issue.

Capital return index value

For the calculation of the capital return index value, the market capitalization of the Index on a given day is calculated as the summation of the free float adjusted market values (or capitalization) of all constituent companies, and each constituent company is weighted by its market value (shares-in issue multiplied by share price multiplied by free float factor) to which an investability weighting may be applied.

Total return index value

The calculation of the total return index value is as follows:

RIi = RIi-1 × Xi / ( Xi-1 - (ADi / ( Mi / Xi ) ) )
Where,
i = time period.
RIi = Total return index at time i.
Xi = Capital return index at time i.
Xi-1 = Capital return index at time i-1.
ADi = market value of dividends effective at time i.
Mi = market capitalization of constituents at time i.

Where the formula (ADi / ( Mi / Xi ) calculates the XD adjustment for the Index and ADi represents the sum of the dividend value of all stocks included in the Index:

ADi = ∑adi × ni × wi × cf × Ei-1
Where,
adi = the actual dividend for the stock in period i .
ni = the number of shares issued and outstanding at the end of the period i.
wi = the investability weight of the stock in the Index in period i.
cf = the net of tax dividend adjustment factor for the relevant country in period I
Ei-1 = WM exchange rate as of p.m. London time of the index at i-1 (applies only to dividends paid in a different currency to the index).

Eligible Securities

Constituent shares of the Index are selected after the following analysis of the broad real estate equities universe.

1.	Listing requirement: constituent shares of the eligible company must be listed on an official stock exchange.
2.
Classification requirement: the eligible company must have one of the following ICB Classifications: (a) Supersector 8600 (Real Estate), (b) Subsector 2357 (Heavy Construction) and (c) Subsector 3728 (Home Construction).

3.
Activity requirement: the eligible company must be engaged in the ownership, trading and development of income-producing real estate and such eligible company must have derived at least 75 percent of its total earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from such real estate activities in the previous full financial year.

4.
Developed Europe requirement: more than 75 percent of the eligible company’s total annual EBITDA must have been derived from one of the following countries for the past two consecutive years, as evidenced by such company’s annual reports: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom (including the Channel Islands).

5.	Market capitalization, liquidity and free float requirements: constituent shares must satisfy the market capitalization, liquidity and free float requirements described below.

Periodic Review of Constituent Shares

Market capitalization

The quarterly market capitalization review of the existing and eligible constituents takes place in March, June, September and December of each year, and changes will be applied after close of business on the third Friday in March, June, September and December.  At the quarterly review, non-constituents that have an investable market capitalization (after the application of investability weightings) equal to or greater than 0.1% will be eligible for index inclusion, and an existing constituent is deleted from the index if its investable market capitalization is less than 0.05%.

Liquidity

The annual liquidity review of the existing and eligible constituents takes place in March of each year.  Each security will be tested for liquidity by calculation of its median daily trading per month.  At the annual review, non-constituent securities that do not turn over at least 0.05% of their shares in issue (after the application of any investability weightings) based on their median daily trade per month in ten of the twelve months prior to a full market review will not be eligible.  An existing constituent that does not turn over at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed.

Free float

The quarterly free float review of the existing and eligible constituents takes place in March, June, September and December of each year and changes will be applied after close of business on the third Friday in March, June, September and December.  Constituents must have a free float of greater than 5% but less than or equal to 15% and a full market capitalization (before the application of any investability weight) of greater than 2.5 billion U.S. dollars.

Changes to Constituent Shares

New issues and fast entry level

A new issue that has an investable market capitalization (after the application of any investability weightings) equal to or greater than 0.2% on the first day of trading will be included in the Index after the close of business on the fifth day of trading.  Eligibility will be determined using the closing price on the first day of trading.  In the event of the fifth day of trading being in close proximity to an index review, FTSE may use its discretion to include a fast entrant at the index review date following advance notice.

Demutualization

In the case of a demutualization, whereupon listing the entire free float of a newly eligible security is immediately transferred to private shareholders, the addition of the security will be deferred for one month after trading has commenced, provided that the liquidity requirement has been satisfied.

Company split

In the case of a constituent company that is split and forms two or more companies by issuing new equity to existing shareholders, then the resulting companies will be eligible to continue as constituents in the same benchmarks within the Index as their predecessor company if they continue to satisfy the market capitalization, liquidity and free float requirements described above.

Restructuring and conversion

In the event that a company is reclassified by ICB into an eligible subsector due to a corporate restructuring or a review of ICB’s classification structure, the company will be considered for inclusion at the next quarterly review, provided that (a) the liquidity requirement is satisfied at this time (b) official documents regarding the restructuring or conversion have been filed within the respective jurisdictions and (c) the company has publicly provided sufficient levels of financial data to establish its level of the relevant real estate activities.

Deletions

Deletions outside quarterly reviews can occur due to acquisitions, mergers, take-overs, spin-offs, delisting, bankruptcies, insolvencies, liquidations or suspensions, if the relevant Index constituent no longer meets the criteria for inclusion.

Mergers / takeovers between constituents

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by another constituent, then the existing constituent is deleted on the effective date of the acquisition.  The enlarged company remains a constituent of the Index as the acquiring company.

Mergers / takeovers between a constituent and a non-constituent

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent, then the purchasing company is added to the Index as the acquired company on the effective date of the acquisition, provided the other eligibility requirements are met.  The existing constituent is deleted on the same date.

Spin-offs

In the event of a corporate spin-off of an existing constituent, the securities resulting from the split, including the original security where appropriate, will continue to be included in the Index, provided that both the parent company and the spin-off company meet the eligibility requirements.

Suspension of dealing

If a constituent is suspended on its own home exchange, it may remain in the Index, at the price at which it is suspended, for up to 20 business days.  During this time, EPRA, NAREIT and FTSE may delete the constituent immediately at zero value in cases where it is expected that the constituent will not re-commence trading.

Where a suspension of a constituent lasts beyond noon on the twentieth business day (and the option to remove the constituent has not been exercised), the constituent will normally be deleted from the Index on the twenty-first trading day at zero value.  Where suspension is for a reason that is not to the detriment of the constituent and its suspension is expected to be short-term, it may be retained at its suspension price.

A company whose suspension is lifted after it has been removed from the Index will be reviewed for Index eligibility at the next quarterly review.

License Agreement between FTSE and Morgan Stanley

FTSE is a company owned equally by the London Stock Exchange Plc (the “LSE”) and the Financial Times Limited (the “FT”), in association with the Institute and the Faculty of Actuaries.  These Securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by LSE or by FT and neither FTSE or LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE EPRA/NAREIT Developed Europe Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise.  The FTSE EPRA/NAREIT Developed Europe Index is compiled and calculated solely by FTSE.  However, neither FTSE or LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE EPRA/NAREIT Developed Europe Index and neither FTSE or LSE or FT shall be under any obligation to advise any person of any error therein.